EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. UPDATES GUIDANCE

Comments on Effect of Economic Conditions on Order Trends
Reviews Progress of Media Market Product Qualifications

Cleveland, Ohio — October 2, 2008 — Brush Engineered Materials Inc. (NYSE: BW) today reported on the effect of the weaker global economic conditions on order trends, reviewed the slower than expected progress in the media market and updated the previously provided guidance for the year.

EFFECT OF ECONOMIC CONDITIONS ON ORDER TRENDS

The Company reports that over the past few weeks it has seen new widespread weakness in the global consumer electronics, telecom and automotive markets affecting expected demand from both the Specialty Engineered Alloys and Engineered Materials Systems segments. Historically, following the slower seasonal summer period, order entry increases in the late summer and early fall as manufacturers increase production levels and electronics producers prepare for the holiday season. Rather than an increase in order rates, a decline has occurred. In addition, the Company has also been affected by the impact of Hurricane Ike which has temporarily reduced shipments to the oil & gas market and the Boeing strike which is reducing shipments to the commercial aerospace market. These factors are expected to impact both the third and the fourth quarter earnings levels.

PROGRESS OF MEDIA MARKET PRODUCT QUALIFICATIONS

In the media market, the Company has continued to make progress in the re-qualification of ruthenium-based materials and new products for the perpendicular media segment of the market. Orders and shipments did resume earlier in the third quarter. Progress was also made in the qualification of materials for the oxide layer.

Sales levels however have not met the Company’s expectations in the third quarter and are currently not expected to meet expectations in the fourth quarter due to two recent developments. A key customer for the oxide layer has changed specifications resulting in the need for the Company to redevelop the product. In addition, the Company has temporarily suspended shipments of a ruthenium-based material to a key customer due to a problem with a raw material supplier.

These factors are currently expected to be resolved but will result in lower than previously expected shipments into the media market through the fourth quarter and into the first quarter of 2009.

GUIDANCE UPDATE

The recent developments in both the order trend and in the media market are expected to have an impact on earnings for both the third and fourth quarters. As a result, the Company is updating its previously provided guidance for the full year. At this time, earnings for the full year are expected to be in the range of $1.15 to $1.30 per share. This includes the negative effect of the previously announced charges taken in the first and second quarters of the year. Excluding the charges, the operating run rate for the full year is expected to be in the range of $1.45 to $1.60 per share, down approximately $0.30 to $0.40 per share compared to the previously provided guidance. Approximately one-third of the expected decrease is related to the third quarter with the balance expected in the fourth quarter. The majority of the change is related to the media market factors described above.

It is important to continue to reiterate that the Company’s earnings estimates are subject to significant variability, especially during these uncertain economic conditions and the uncertainty associated with the media qualification process. Metal price changes, metal supply conditions, fluctuations in demand levels driven by such factors as customer inventory swings, product qualification rates and new product ramp-up rates in critical markets such as the media market can and have had a significant effect on actual results. The revised guidance for the year is based on the Company’s best estimates at this time and remain subject to significant fluctuations due to these as well as other factors.

OUTLOOK

Despite the weakness in the telecommunications and computer and automotive electronics markets the Company continues to experience strong demand from the defense, medical, optics, solar and LED markets. This strength is expected to continue into 2009 offsetting in part the weakness from the Company’s other markets. The Company remains well positioned across its key markets with an array of new products and opportunities and a strong core business to support long-term growth. It is difficult to forecast the impact of the current global financial crisis and economic slowdown on the Company’s business. Cash flow remains strong and debt is low with substantial capacity under the Company’s senior credit agreement for the continued support for organic growth, strategic acquisitions and the previously announced stock buyback.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO stated. “I am very disappointed by the recent developments that have led to a sudden and significant decline in order entry as well as with the supply disruption that has resulted in us temporarily suspending shipments to a key media customer. We are aggressively addressing these factors and their impact. Our long term-growth expectations are unchanged and we continue to generate strong cash flows which will continue to allow us the flexibility to support the expected organic growth and pursue attractive niche acquisitions.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies, including the uncertainties related to the impact of the current global financial crisis;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2008;

•	Our success in developing and introducing new products and new product ramp up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the recent acquisition of the assets of Techni-Met, Inc.;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), tax rates, interest rates, metal financing fees, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that may impact our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com